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                                                                    EXHIBIT 99.1


                      HEALTHCARE REALTY TRUST INCORPORATED

                     DIVIDEND REINVESTMENT PLAN, AS AMENDED


1.       PURPOSE OF THE PLAN

         The purpose of this Dividend Reinvestment Plan (the "Plan") of Healthcare Realty Trust Incorporated (the "Company") is to provide owners of record of shares of the Common Stock ("Shares") of the Company with a simple and convenient method of investing dividends and other distributions paid in cash ("dividends") in additional Shares at a modest discount from current market price and without payment of any brokerage commission or service charge. In addition, the Plan allows participants to invest additional optional cash payments of at least $25 ("optional payments") in amounts not exceeding $60,000 per year at the then current market price without payment of any brokerage commission or service charge. Because such additional Shares will be purchased from the Company, the Company will receive additional funds which will be used for its general corporate purposes.

2.       ADMINISTRATION

         The Plan shall be administered by the Compensation Committee of the Company's Board of Directors, which shall have full authority to construe and interpret the Plan (except as otherwise provided herein). All determinations, interpretations, and actions of such Committee shall be final, conclusive, and binding upon all parties. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan.

3.       APPOINTMENT OF ADMINISTRATIVE AGENT

         EquiServe Trust Company, N.A. (the "Agent") is hereby designated as the Company's agent to administer the Plan for participants, keep records, send statements of account to participants, and perform all other duties required to be performed by it hereunder. The Agent shall establish a separate account for each participant to which will be credited as of the close of business on each dividend payment date the number of Plan Shares purchased with the dividend or optional payment which the participant has elected to reinvest or invest.

         Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, the prices or times at which Shares are purchased or sold, or fluctuations in the market prices of Shares. This limitation of liability shall not constitute a waiver by any participant of his or her rights under federal or state securities laws.

         The Agent shall have the absolute right to reject any instructions from a participant that are not timely or in proper form and shall also be entitled to waive any irregularities.



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4.       REPORTS TO PARTICIPANTS; WITHHOLDING

         As soon as practicable after each purchase under the Plan, each participant will receive a statement of account reflecting all current activity, including amounts invested, purchase prices, Shares purchased and other information for the year to date. The Agent may charge a fee to supply past account history. In addition, the Agent shall send to each participant all communications sent to all holders of the Company's Shares, including the Company's interim reports, annual report, the notice of the annual meeting of shareholders and proxy statement. The Agent will also provide to each participant all information needed for federal income tax return purposes, including, if applicable, information concerning amounts withheld pursuant to federal income tax requirements.

         Under section 3406(a)(1) of the Internal Revenue Code, the Company is required to withhold for United States income tax purposes a percentage (currently 28%) of all dividend payments to a shareholder if (i) such shareholder has failed to furnish his or her taxpayer identification number, which for an individual is usually his or her social security number, (ii) the Internal Revenue Service has notified the Company that the shareholder has failed to properly report interest or dividends, or (iii) the shareholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. Shareholders have previously been requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

         In the case of a shareholder who is subject to back-up withholding tax on dividends under the Plan, or a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Common Stock.

5.       LIMITATION ON PARTICIPATION

         In order to enable the Company to meet one of the requirements for continued qualification as a REIT, the Company's Articles of Incorporation limit ownership by any one person to no more than 9.9% of the Company's outstanding shares. No shareholder may acquire any Shares pursuant to the Plan which exceed this limit.

         Some shareholders may be residents of jurisdictions in which the Company determines that it may not legally or economically offer its Shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. The Company has no present plans to limit participation in the Plan by any record shareholder for reasons other than set forth above, but reserves such right in the event that it determines such limitation to be in its interest for any reason.

6.       AMENDMENT, TERMINATION OR MODIFICATION OF THE PLAN

         The Company may suspend, modify, amend, or terminate the Plan at any time either generally with respect to all participants or specifically in the case of any participant for any reason, including a reason set forth in Section
5. The Agent shall notify all participants of any such suspension, modification or termination. Upon termination, no


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further reinvestment of dividends will be made by the Agent for a participant's account, and participants will receive stock certificates for whole Plan Shares held in their accounts and checks for any fractional Shares. No modification of the Plan will affect a participant's right to receive such a stock certificate for the participant's whole Plan Shares (and appropriate proceeds for any fractional Share) upon a participant's withdrawal from the Plan.

         Any amendment to the Plan may include the appointment by the Company of a successor agent provided that such successor is either the Company or a bank or trust company which at the time of its appointment could qualify as an indenture trustee under the Trust Indenture Act of 1939, as then in effect.

         The Company may also terminate the Plan when shareholder participation in the Plan is below a minimum level of reinvestment that the Company may, from time to time, establish as being uneconomic or inefficient to administer.

7.       PLAN DETAILS

         The details of the Plan are set forth in the following description.


PURPOSE, ADVANTAGES AND DISADVANTAGES

  1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide owners of record of the Company's Shares with a simple and convenient method of reinvesting cash dividends on Shares held in the participant's name. The Plan also offers participants the option of purchasing additional shares with monthly cash payments. Shares credited to a participant's account in book-entry form are considered "Plan Shares." Shares held in the form of stock certificates are considered "Certificate Shares."

  2. WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

     The primary advantages of the Plan are:

     - Plan Shares may be purchased quarterly with reinvested cash dividends on all or less than all of a participant's Shares. A participant may also purchase Plan Shares with optional payments of at least $25, up to an aggregate of $60,000 per calendar year.

     - Participants may make optional purchases of Shares with automatic monthly deductions from the participant's U.S. bank account.

     - Participants pay no brokerage commissions, processing or service fees in connection with purchases under the Plan (see Question 3).

     - Full investment of funds is possible because the Plan permits fractions of Plan Shares, as well as full Plan Shares, to be credited to a participant's account. In addition, dividends in respect of such fractions, as well as full Plan Shares, will be credited to a participant's account.

     - Shareholders may continue to receive cash dividends on all Shares, including both Plan Shares and Certificate Shares.

     - To provide safekeeping of Plan Shares, certificates for such Shares are not issued unless requested by the participant. Any Share certificates owned by a participant may be deposited in the Plan account for safekeeping.

     - Regular statements of account provide simplified recordkeeping.

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     The primary disadvantages of the Plan are:

     - The date by which decisions to reinvest dividends must be made for a dividend payment cycle is the record date, which generally is 20 days prior to the applicable dividend reinvestment date. During the period between a record date and the dividend reinvestment date, participants' funds will be exposed to changes in market conditions. Also, optional payments are reinvested on the 10th of each month. During the period between the receipt of an optional cash payment and the investment of those funds, participants' funds are similarly exposed to market conditions.

     - If the market price of the Company's Common Stock declines between a record date or the date an optional cash payment is made and the dividend reinvestment date or optional payment investment date, the cost of acquiring Certificate Shares in the open market may be less than acquiring Plan Shares.

     - No interest will be paid on optional cash payments from the time made by a participant until the next applicable investment date.

     - Participants will not be able to determine the actual number of Plan Shares purchased on their behalf until after the applicable dividend reinvestment date.

COSTS

  3. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

     No. Participants will incur no brokerage commissions, processing or service fees for purchases made under the Plan. The Company will pay all costs of administration of the Plan.

ADMINISTRATION

  4. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     EquiServe Trust Company, N.A. (the "Agent") has been designated by the Company to administer the Plan for participants, keep records, send statements of account to participants and perform other duties relating to the Plan. EquiServe, Inc. performs some of these services for EquiServe Trust Company, N.A. The Agent also serves as the Company's transfer agent and registrar.

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     FOR INFORMATION ABOUT THE PLAN, YOU MAY CONTACT THE COMPANY OR THE AGENT IN
WRITING, BY TELEPHONE, OR OVER THE INTERNET. PLEASE INCLUDE A TELEPHONE NUMBER
OR E-MAIL ADDRESS WHERE YOU CAN BE REACHED DURING BUSINESS HOURS.

     PARTICIPANTS MAY CONTACT THE COMPANY AS FOLLOWS:

                      HEALTHCARE REALTY TRUST INCORPORATED
                              3310 WEST END AVENUE
                                   SUITE 700
                           NASHVILLE, TENNESSEE 37203
                         ATTENTION: INVESTOR RELATIONS
                            TELEPHONE: 615-269-8175
                             TELECOPY: 615-269-8461
                      E-MAIL: HRINFO@HEALTHCAREREALTY.COM
                             ---------------------

     PARTICIPANTS MAY CONTACT THE AGENT AS FOLLOWS:

     IN WRITING:

                      HEALTHCARE REALTY TRUST INCORPORATED
                       C/O EQUISERVE TRUST COMPANY, N.A.
                        DIVIDEND REINVESTMENT DEPARTMENT
                                 P.O. BOX 43010
                      PROVIDENCE, RHODE ISLAND 02940-3010

     BY TELEPHONE:

     Shareholder customer service, including sale of shares: 1-800-626-8729

     Outside the United States and Canada: 1-781-575-3400

     TDD: A telecommunications device for the hearing impaired is available at 1-800-952-9245.

     An automated voice response system is available 24 hours a day, seven days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.

     BY INTERNET:

     A Plan participant can obtain information about his account via the Internet on the Agent's website (www.equiserve.com.) A Plan participant can access his Share balance, sell Shares, request a stock certificate and obtain online forms and other information about his account. To gain access, a Plan participant will be required to use a password which will be sent to the participant, or the participant can request a password by calling 1-800-626-8729.

     Messages forwarded on the Internet will be responded to promptly.

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PARTICIPATION

  5. WHO CAN PARTICIPATE IN THE PLAN?

     Any owner of record of at least one Share of the Company's Common Stock is eligible to participate in the Plan. Shares registered in the name of a broker, bank, or other agent are not eligible to participate in the Plan. If a participant owns Shares which are registered in the name of a broker, bank or other agent and the participant wishes to enroll in the Plan, the participant should direct such agent to re-register those Shares in the participant's own name.

  6. HOW DOES A SHAREHOLDER PARTICIPATE?

     A shareholder may join the Plan by signing an Enrollment Form and returning it to the Agent. An Enrollment Form and envelope may be obtained at any time by contacting the Agent or the Company. Shareholders may also enroll through the Agent's website (www.equiserve.com) (see Question 4).

  7. WHEN MAY A SHAREHOLDER JOIN THE PLAN?

     An owner of record of at least one Share may join the Plan at any time (see Question 5).

  8. WHAT DOES THE ENROLLMENT FORM PROVIDE?

     The Enrollment Form provides for the purchase of Plan Shares through the following investment options:

     - FULL DIVIDEND REINVESTMENT -- Reinvest dividends on all of a participant's Shares, including both Plan Shares and Certificate Shares.

     - PARTIAL DIVIDEND REINVESTMENT -- Receive cash dividends on the number of Shares (both Plan Shares and Certificate Shares) the participant specifies and apply the balance toward the purchase of more Shares.

     - OPTIONAL CASH PAYMENTS -- Optional payments of at least $25 may be invested in additional Plan Shares up to an aggregate of $60,000 per calender year. Participants can make optional cash payments even if dividends are not reinvested.

     Any Shares for which a participant elects reinvestment of dividends, as well as new Plan Shares purchased with reinvested dividends or optional payments, will be credited to the participant's account under the Plan.

  9. WHEN MUST THE ENROLLMENT FORM BE RECEIVED BY THE AGENT TO BEGIN REINVESTING DIVIDENDS?

     The Agent must receive the Enrollment Form no later than the record date for payment of the dividend to begin reinvesting dividends. Dividends are expected to be paid in March, June, September, and December, as declared by the Board of Directors. The record dates will be approximately 20 days prior to the dividend payment dates.

  10. HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

     A participant may change an investment option at any time by signing a new Enrollment Form and returning it to the Agent. An Enrollment Form and envelope may be obtained at any time by contacting the Agent. Participants may also change investment options through the Agent's website (see Question 4). Any change in option with respect to reinvestment of dividends must be received by the Agent no later than the record date for the next dividend in order to make a change with respect to that dividend.

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OPTIONAL CASH PAYMENTS

  11. HOW ARE OPTIONAL PAYMENTS MADE?

     A Plan participant may make optional payments at any time by investing not less than $25 at one time up to a maximum of $60,000 per calendar year, whether or not the participant elects to have dividends reinvested under the Plan. Each optional cash payment should be accompanied by a transaction form, which is attached to each statement of account (see Question 20). An optional payment can be made by automatic monthly bank debit (see Question 12) or by mailing a check or money order (payable to the Agent in United States dollars and drawn against a United States bank) directly to the address provided on the transaction form, or by a one-time online bank debit through the Agent's website (see Question 4). Participants should refer to their online confirmation for their account debit date and investment date.

     Checks drawn against non-United States banks must have the United States currency imprinted on the check. Checks drawn on a non-United States bank may be subject to a clearance delay and a service charge.

     Optional cash payments will be invested as provided in Question 13.

     The same amount of money need not be sent each month, and there is no obligation to make a voluntary cash payment each month.

     In the event that any optional cash payment, by check or electronic funds transfer, is returned unpaid for any reason, the Agent will consider the request for investment of such optional cash payment null and void and shall immediately remove from the participant's account Plan Shares, if any, purchased upon the prior credit of such optional cash payment. In addition, a $25 fee will be charged for any payment returned unpaid. The Agent may sell these Plan Shares to satisfy any uncollected amounts. If the net proceeds of the sale of such Plan Shares are insufficient to satisfy the balance of such uncollected amounts, the Agent may sell additional Plan Shares from the participant's account to satisfy the uncollected balance.

  12. HOW MAY A PARTICIPANT MAKE AUTOMATIC MONTHLY INVESTMENTS?

     Plan participants may make automatic monthly investments of a specified amount (not less than $25 per transaction or more than $60,000 per calendar year). To initiate automatic monthly deductions, Plan participants must complete and sign an Authorization Form for Automatic Deductions ("Authorization Form") and return it to the Agent together with a voided blank check or savings account deposit slip, from a United States bank or financial institution, for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable. Participants may also initiate automatic monthly debits through the Agent's website. However, participants should allow four to six weeks for the first investment to be initiated. Once automatic monthly deductions are initiated, funds will be drawn from the participant's specified account three business days preceding the designated optional cash investment date.

     Automatic monthly deductions will continue until a participant notifies the Agent in writing or through the Internet to stop. Plan participants may change or discontinue automatic monthly deductions by completing and submitting a new Authorization Form to the Agent or through the Agent's website. When a participant transfers Shares or otherwise establishes a new account, an Authorization Form must be completed unique to that account. If a participant closes or changes a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular optional cash investment date, however, the new Authorization Form must be received by the Agent at least seven business days preceding the optional cash investment date.

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  13. WHEN WILL OPTIONAL CASH INVESTMENTS BE MADE?

     The "investment date" for optional cash purchases is generally the 10th business day of each month. The Agent will apply any optional cash payment received at least two business days before an investment date to the purchase of Shares for that investment date. Any optional cash payment not received at least two business days before an investment date will be applied to the purchase of Shares on the next succeeding investment date, unless a participant requests that his optional cash payment be returned.

     Participants will not receive interest on optional cash payments.

  14. WHEN WILL DIVIDENDS BE PAID ON PLAN SHARES PURCHASED WITH OPTIONAL
      PAYMENTS?

     Plan Shares purchased with optional payments will begin receiving dividends in the next dividend payment cycle.

  15. MAY OPTIONAL CASH PAYMENTS BE RETURNED TO A PARTICIPANT?

     Yes. Upon written request received at least two business days prior to the applicable investment date, the Agent will return optional cash payments to the participant. In addition, if an optional cash payment does not conform to the requirements described in Question 11, the Agent may return such payment to the participant. In each case, participants will not receive interest on optional cash payments.

PURCHASES

  16. WHAT WILL BE THE PRICE OF SHARES PURCHASED UNDER THE PLAN?

     The price of Plan Shares purchased with reinvested share dividends will be 95% of the "closing price" of the Company's Common Stock. The term "closing price" means the price of the last actual sale of the Company's Shares as reported by the New York Stock Exchange on the dividend payment date or, if no trading occurs on the NYSE on that date, the trading day immediately preceding the dividend payment date on which trading occurs on the NYSE.

     The price of Plan Shares purchased with optional payments will be 100% of the closing price of the Company's Shares on the investment date, or, if no trading occurs on the NYSE on that date, then the trading day immediately preceding the investment date on which trading occurs on the NYSE (see Question
13).

     At the discretion of the Company, Plan Shares purchased with reinvested dividends or optional payments may be either newly issued Shares or treasury Shares.

  17. HOW MANY PLAN SHARES WILL BE PURCHASED FOR PARTICIPANTS?

     Each participant's account will be credited with that number of Plan Shares, including fractions, equal to the total dollar amount to be invested divided by the applicable purchase price per Plan Share (see Questions 3 and 16). The number of Plan Shares purchased cannot be determined until the day of purchase.

  18. WHEN WILL PURCHASES OF SHARES UNDER THE PLAN BE MADE?

     The Agent will apply cash dividends on Shares to the purchase of Plan Shares as of the close of business on the applicable dividend payment date (see Question 16). Optional cash payments are invested on the 10th day of each month.

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PARTICIPANT'S ACCOUNT

  19. WHAT SHARES ARE INCLUDED IN A PARTICIPANT'S ACCOUNT UNDER THE PLAN?

     A shareholder's account under the Plan includes all Shares, including both Plan Shares and Certificate Shares.

     Plan Shares will be held in book-entry form in a participant's account. However, if requested by the participant, certificates for any number of whole Plan Shares will be issued promptly. Those requests can be made by calling or writing the Agent, or through the Agent's website (www.equiserve.com). Each transaction statement also contains a form which may be used to request certificates for whole Plan Shares or to make optional cash payments. Any remaining whole and fractional Plan Shares will continue to be held, in book entry form, in the participant's account. Certificates for fractional Plan Shares will not be issued.

REPORTS TO PARTICIPANTS

  20. WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     As soon as practicable after each purchase under the Plan, each participant in the Plan will receive a statement of account showing amounts invested, purchase prices, Plan Shares purchased and other information for the year to date. The Company suggests that participants retain all statements for tax and other purposes. The Agent may charge a fee to supply past account history. In addition, each participant will receive communications sent to all owners of Shares, including the Company's annual reports and notices of shareholders' meetings and proxy statements. Participants will receive all information needed for federal income tax return purposes.

DIVIDENDS

  21. WILL A PARTICIPANT'S ACCOUNT BE CREDITED WITH DIVIDENDS ON FRACTIONS OF PLAN SHARES?

     Yes.

ISSUANCE OF CERTIFICATES

  22. WILL CERTIFICATES BE ISSUED FOR PLAN SHARES PURCHASED?

     Participants may receive certificates for Plan Shares upon request through the Agent's website or by calling or writing the Agent (see Question 4). Otherwise, Plan Shares will be held in the participant's account in book-entry form. This protects against loss, theft or destruction of stock certificates.

     Certificates for any number of whole Plan Shares will be issued promptly after receipt of a request signed by the participant (or participants if a joint registration). Any remaining full Plan Shares and fraction of a Plan Share will continue to be held in the participant's account in book-entry form (see Question 25).

     Certificates for a fractional Share will not be issued under any circumstances.

     Plan Shares may not be pledged. A participant who wishes to pledge Plan Shares must obtain certificates for such Plan Shares issued in the participant's name.

  23. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Certificates for whole Plan Shares will be similarly registered when issued.

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  24. HOW MAY STOCK CERTIFICATES BE DEPOSITED INTO A PARTICIPANT'S ACCOUNT IN
      BOOK-ENTRY FORM FOR SAFEKEEPING PURPOSES?

     For safekeeping purposes, a Plan participant may convert into book-entry form any Common Stock certificates registered in the participant's name. Thereafter, those Shares, credited to the participant's account in book-entry form, will become Plan Shares and will no longer be Certificate Shares. There is no charge for this service and, by making the deposit, the participant will be relieved of the risk of loss, theft or destruction of the certificates.

     If Plan participants wish to deposit their Share certificates, they must mail them along with a request to the Agent. THE CERTIFICATES SHOULD NOT BE ENDORSED. Each Plan participant will promptly receive a statement confirming each certificate conversion and credit.

     The Company recommends that certificates be sent to the Agent by registered mail, return receipt requested and insured for possible mail loss in the amount of 3% of the market value of the Shares (minimum of $20); this represents the replacement cost if the certificates are lost in transit to the Agent. Insurance covers the replacement of Shares, but does not protect against any loss resulting from fluctuations in the market value of those Shares from the time the certificates are mailed until the time that they are replaced.

TERMINATION

  25. HOW IS PARTICIPATION IN THE PLAN TERMINATED?

     In order to terminate participation in the Plan, a participant (or participants if a joint registration) should contact the Agent by telephone, in writing, or through the Internet (see Question 4). Terminating Plan participants will receive certificates for whole Plan Shares and cash for any fraction of a Plan Share, less any costs of sale, including service or processing fees, and the Agent will close the dividend reinvestment account. The cash payment will be based on the closing price of the Company's Common Stock on the NYSE on the day the certificate is issued, or if no trading occurs on that date on the NYSE, the trading day immediately preceding on which trading occurs on the NYSE.

     A request to terminate participation in the Plan will become effective on the next record date for a dividend after the Agent receives the request. All future dividends will be paid in cash to the participant. Any optional cash payment sent to the Agent prior to the request to terminate will be invested in Plan Shares unless the participant's termination request expressly requests the return of the optional cash payment and such request is received no later than two business days prior to the applicable dividend payment date.

  26. WHEN MAY PARTICIPATION IN THE PLAN BE TERMINATED?

     Participation in the Plan may be terminated at any time.

OTHER INFORMATION

  27. CAN SHARES CREDITED TO A PARTICIPANT'S ACCOUNT UNDER THE PLAN BE SOLD?

     Yes. Plan participants may at any time, including upon withdrawal, request the sale of all or any of their Plan Shares by:

     - Providing written instructions, including the signatures of all persons in whose name the account is maintained,

     - Calling the Agent at 1-800-626-8729 using a touch-tone phone, or

     - Using the Internet Account Access Facility at the Agent's website (www.equiserve.com).

     All sale requests having an anticipated market value of at least $100,000 and all sale requests sent within 30 days of an account address change must be in writing.

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     The Agent will make every effort to process all sale orders (written, telephone and Internet) on the day it receives them, provided that instructions are received before 1 p.m. Eastern Time on a business day on which the Agent and the NYSE are open. The proceeds from such sale, less a service fee of $15.00 per sale, required withholding for income taxes, and other costs of sale, will be sent to the selling participant. The Agent will also charge a processing fee of $0.12 per whole Share and fraction sold, which includes all brokerage commissions. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after the Agent receives the sale request.

  28. WHAT HAPPENS WHEN A PARTICIPANT WHO IS REINVESTING THE CASH DIVIDENDS ON ALL OR PART OF THE SHARES REGISTERED IN THE PARTICIPANT'S NAME SELLS OR TRANSFERS A PORTION OF SUCH SHARES?

     If a participant who is reinvesting the cash dividends on all of the Shares registered in the participant's name disposes of a portion of such Shares, the Company will continue to reinvest the dividends on the remainder of the Shares.

     If a participant who is reinvesting the cash dividends on part of the Shares registered in the participant's name disposes of a portion of such Shares, the Company will continue to pay cash dividends on the remainder of the Shares up to the number of Shares originally authorized. For example, if a participant directed the Company to continue paying cash dividends on 50 Shares of a total of 100 Shares registered in the participant's name so that the Company would be reinvesting cash dividends on 50 Shares, and then the participant disposed of 25 Shares, the Company would continue to pay cash dividends on 50 of the remaining 75 Shares. If instead the participant disposed of 75 Shares, the Company would continue to pay cash dividends on all of the remaining 25 Shares.

  29. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE CERTIFICATE SHARES OR PLAN SHARES REGISTERED IN THE PARTICIPANT'S NAME?

     Since all Shares are treated the same under the Plan, if a participant disposes of all Certificate Shares registered in the participant's name, the Company will continue to reinvest the dividends on the Plan Shares held by the Company in the participant's account under the Plan and, conversely, if a participant disposes of all Plan shares registered in the participant's name, the Company will continue to reinvest the dividends on the Certificate Shares registered in the participant's name under the Plan, in either case, until otherwise notified (see Question 25).

  30. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

     Any Shares distributed as a result of a stock dividend or stock split by the Company on Plan Shares and Certificate Shares will be added to the participant's account. The participant may obtain certificates for any such shares by calling the Agent at 1-800-626-8729 and requesting that certificates be provided.

  31. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

     All whole Plan Shares of Common Stock will be voted as the participant directs. If on the record date for a meeting of shareholders there are whole Plan Shares credited to the participant's account under the Plan, the participant will receive a proxy card representing both the Plan Shares held in the participant's Plan account and all other Shares held by the participant. When the participant returns in a timely fashion a signed proxy card, his Plan Shares will be voted as indicated by the participant on the proxy card with respect to all whole Shares either held by or credited to the participant. All such Shares also may be voted in person at shareholders' meetings. Fractional Plan Shares will not be voted.

     If the proxy card is returned signed and no voting instructions are given with respect to any item thereon, all of the participant's Shares (including whole Plan Shares) will be voted in accordance with the recommendations of the Company's management. This is the same procedure that is followed for all shareholders who return proxies and do not provide instructions. If the proxy card or instruction card is not returned or if it is returned unsigned by the registered owner(s), none of the participant's Shares covered by such proxy card will be voted; a participant or his or her duly appointed representative could, however, vote Shares registered in the participant's name in person at the meeting.

  32. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE PLAN?

     Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act. This would include any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, the prices or times at which Shares are purchased or sold, or fluctuations in the market prices of Shares. This limitation of liability shall not constitute a waiver by any participant of his or her rights under federal or state securities laws.

     Participants should recognize that the Company cannot assure them of a profit or protect them against a loss on the Plan Shares purchased by them under the Plan.

     Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors.

  33. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, the Company will issue certificates for whole Plan Shares and will pay cash for any fraction of a Plan Share or the participant can keep all of his shares on account with EquiServe in book entry form but no future dividends will be reinvested (see Question 25).

HEALTHCARE REALTY
TRUST INCORPORATED

Dividend Reinvestment Plan Enrollment Authorization Form





                           NOTE: This is not a Proxy

Please check only one box below: ([X]). If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed.


[ ]  FULL DIVIDEND REINVESTMENT: Reinvest all dividends for this account.

[ ] PARTIAL DIVIDEND REINVESTMENT: Send any dividends in cash on ________* whole shares and reinvest any remaining dividends.
     *Cannot be greater than the total number of certificated and/or book-entry shares that may hereafter be registered in your name.

[ ]  ALL CASH (NO DIVIDEND REINVESTMENT): All dividends will be paid in cash.

     ---------------------------------------------------------------------------
     BY SIGNING THIS FORM, I ACKNOWLEDGE THAT I HAVE RECEIVED AND READ THE PLAN DOCUMENT AND AGREE TO ABIDE BY THE TERMS AND CONDITIONS OF THE PLAN.
     ---------------------------------------------------------------------------


                                                                          /  /
---------------------------------------------------------------------   --------
Signature(s) of Registered Owner(s) - all registered owners MUST sign     Date




                             -  Detach Form Here  -


        PLEASE READ CAREFULLY BEFORE SIGNING. TEAR ALONG PERFORATION AND
         RETURN THE TOP PORTION TO EQUISERVE IN THE ENVELOPE PROVIDED.
                  KEEP THE BOTTOM PORTION FOR YOUR REFERENCE.


                             INVESTMENT OPTIONS FOR
        HEALTHCARE REALTY TRUST INCORPORATED DIVIDEND REINVESTMENT PLAN


FULL DIVIDEND REINVESTMENT - The dividends on all Healthcare Realty Trust Incorporated shares for this account, including shares credited to your account under the Plan, will be invested to purchase additional shares. You may also invest by making optional cash payments of at least $25 to an annual maximum of $60,000.

PARTIAL DIVIDEND REINVESTMENT - The dividends on less than all Healthcare Realty Trust Incorporated shares for this account may be reinvested in the Plan. For example, if you own 300 shares and want to receive cash dividends on 100 shares, check the "Partial Dividend Reinvestment" box and write 100 on the blank line. (The cash dividends you wish to receive must be on full shares.) Dividends on the remaining 200 shares will be reinvested to purchase additional shares. You may also invest by making optional cash payments of at least $25 to an annual maximum of $60,000.

ALL CASH (NO DIVIDEND REINVESTMENT) - You may make optional cash payments of at least $25 to an annual maximum of $60,000 without reinvesting dividends on the shares you hold. Any shares purchased through optional cash payments will be credited to your account under the Plan. Dividends on all Healthcare Realty Trust Incorporated shares credited to your account under the Plan will be paid to you in cash automatically.

QUESTIONS - If you have any questions, please write to Healthcare Realty Trust Incorporated, c/o EquiServe at P.O. Box 43010, Providence, RI 02940-3010 or call toll-free: 1-800-626-8729.

Your participation in the Plan is subject to the terms set forth in the accompanying Prospectus. You may terminate participation in the Plan at any time by contacting the Plan Agent.

DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE IN THE PLAN SINCE THIS FORM AUTHORIZES EQUISERVE TO ENROLL YOUR ACCOUNT IN THE PLAN. IF THIS FORM IS SIGNED BUT NO BOX IS CHECKED, YOU WILL BE ENROLLED IN THE PLAN UNDER THE FULL DIVIDEND REINVESTMENT OPTION.




                                                               Healthcare Realty
                                                              Trust Incorporated
                                                                          Z1188A
                                                                             v.1
                                                                  orig. 09/22/03
                                                                        09/22/03